Exhibit 99.2

CCBN StreetEvents Conference Call Transcript

PFCB - P.F. Chang’s China Bistro, Inc. Conference Call

Event Date/Time: Mar. 16. 2004 / 9:00AM ET

Event Duration 40 minutes

CORPORATE PARTICIPANTS

Bert Vivian
P.F. Chang’s China Bistro - President

Kristina Cashman
P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

CONFERENCE CALL PARTICIPANTS

Brian Elliot (ph)
Raymond James - Analyst

Brandon Geiser (ph)
Analyst

Michael Novack (ph)
Frontier Capital - Analyst

Ashley Read (ph)
Bear Stearns - Analyst

Mark Sheridan (ph)
Jonathan Rice - Analyst

Janice Meyer (ph)
First Boston - Analyst

Mark Kelinowski (ph)
Smith Barney - Analyst

Brian Elliot (ph)
Raymond James - Analyst

PRESENTATION

Operator

Good morning and thank you all for standing by. All participants will be able to listen only until the questions and answers of the conference call. This conference is being recorded. If you have any objections please disconnect at this time.

I would now like to turn the call over to Chief Financial Officer Miss Kristina Cashman. Thank you, you ma’am, you may begin.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Thank you and good morning everyone and thank you for joining us on such short notice. With me today is Richard Federico, our Chairman and CEO, and Burt Vivian, President of P.F. Chang’s China Bistro.

The purpose of today’s call is to provide additional information on the recent modification to our partnership accounting. We will keep our formal remarks brief so that we allow plenty of time for questions. As we realize that certain components of the changes are somewhat complex

Please note that today’s call will only deal with the accounting modification.We will not be discussing current business trends at this time. We will, however, be releasing our first quarter revenue results on March 31, at and our first quarter earnings results on April 21.

We do have to first get some routine items out of the way with a few comments regarding the nature of information we will be discussing on this call. A portion of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the SEC, including our 10-K, which we filed yesterday.

Now let’s talk about the modification to our partnership accounting. We have always believed that our accounting for the minority partnership interests held by our markets, operating and chef partners was appropriate given the structure of our program.

Our accounting methodology has been audited for the past seven years by our independent auditors, Ernst & Young. However, in light of the announcement from Outback Steakhouse back in October of 2003, that they would be restating their financial statements to reflect a compensation accounting model for their partnership program as compared to the partnership accounting model they had previously used. As a result of comments they had received from the SEC, we decide to do contact the SEC to request voluntary review of our accounting treatment for our partnership program.

We just recently concluded our discussions with the SEC. As a result we will continue to utilize partnership accounting. However, a portion of our partnership program will reflect a compensatory element. Let’s first summarize the changes made to our historical financial statements then we will focus our attention on items that will affect our financial statements on a prospective basis.

There were basically three areas in which we made modifications to our partnership accounting for prior year. First, was a reclassification of a portion of our minority interest expense to partner bonus expense. Minority interest expense represents our partners share of the profits and losses of our restaurants. Our partners are not eligible to participate in our manager bonus plan. However, in our discussions with the SEC it was determined that our partners effectively forego a bonus to become a partner.

Accordingly we have calculated the amounts our partners would have made had they been eligible for the manager bonus plan and have reclassified that portion from minority interest expense to partner bonus expense.This change has reduced minority interest expense in each of the prior year’s by a corresponding increase to partner bonus expense but had no earnings impact. The second area of our partnership program that resulted in a change to our prior year results related to the by in value that our partners contribute to become a partner in one of our restaurants. As we have stated many times before, our partnership program was created to provide highly skilled restaurant operators the opportunity to participate in the risks and rewards of restaurant ownership.

Accordingly, we have determined that the capital contributions from our partners should be roughly $5,000 for each 1% ownership interest in a bistro, and $1,000 for each 1% ownership interest in a Pei Wei which we believe represents an appropriate investment requirement for the pool of qualified candidates.

As a result of our discussions with the SEC, it was determined that for purposes of calculating the capital contributions from our partners, the pool of potential partners should include all individuals or institutions not just those individuals with restaurant and culinary skills. Therefore, we have calculated the imputed fair value of what a passive equity investor might have paid for new restaurants opened in prior years using a discounted cash-flow model. We then compared that amount to what our partners actually paid in cash for their capital contribution.This difference was recorded in prior years over each partners initial five-year agreement in partner investment expense.

The use of a discounted cash-flow model to calculate the imputed fair value of our partners interest does involve certain assumptions and estimates regarding the future performance of our restaurants as well as an estimate of the risks and uncertainties of that performance.

While we have some concern about the inherent subjectivity involved in this calculation which is not too unlike the discussions surrounding the valuation of stock options for purposes of expensing those options, we understand and support the spirit underlying the SECs position in this area. For purposes of calculating the imputed fair value we have utilized the services of various valuation experts and will continued to so in the future to insure that the assumptions we make in this area are as sound as possible.

A third area of our partnership program that resulted in a change to our prior year results related to the fact that we have the option in prior years to repurchase our partners interest at their capital account balance rather than at fair value if the partner left during their initial five-year agreement.

While our practice to date has been to repurchase these interests at fair value which in some cases can approximate capital account balance if the restaurant has performed poorly, inclusion of this option in our agreement created a forfeiture clause.This forfeiture clause required us to expense the full purchase price of the repurchase less the partners capital account balance at the time of the repurchase regardless of whether or not we purchased their interest at their capital account balance or not.This expense was included in the partner investment expense line in prior years.

Now let’s talk about the impact of the changes on a prospective basis. The most significant change to our financial statements on a go forward basis relates to the by in value for our partners. We will now record an expense for the difference between a partner’s cash capital contribution and the imputed fair value of what a passive equity investor might pay.

In order to calculate the imputed fair value we will continue to use a discounted cash-flow model. This difference will be expensed at the time we enter into an agreement with a new partner which is typically at the opening of a new restaurant. For 2004 we estimate this additional expense to be $275,000 for each new bistro opened and $60,000 for each new Pei Wei opened.

Based on our 2004 development schedule of opening 18 new bistros and 20 into Pei Weis this should result in an additional $6.2 million in pretax charges. We will also be amending our current partnership agreement. As we noted earlier in many of our outstanding agreements we have the option to repurchase our partners interest at their capital account balance if they leave for any reason prior to their initial five-year term; creating a forfeiture clause in these agreements.

In order to reflect what has been our practice to date of repurchasing our partners interest at fair value, we will amend this section of our agreement. As we noted in our press release, when this amendment take place, which we expect to be by the ends of our first quarter, we will incur a one time pretax charge of $11.5 million to right off all unamortized portions of the difference between imputed fair value and the actual cash contribution paid by those partners for all partners who have agreements that have a forfeiture clause.

After the amendment has taken place for all future repurchases in which the purchase price exceeds the imputed fair value of that interest, the excess will be recorded as an intangible asset and amortized generally over 15 years. Accordingly, we do not expect accelerated charges on our income statement in future periods relating to repurchases of our partners interests like we have reflected in prior years. We will, however, have amortization expense in future periods relate to go our intangible balance.

And finally the other things that will affect our financial statements on a go forward basis is a reclassification of a portion of our minority interest expense to partner bonus expense as we talked about earlier. Again, this change will reduce minority interest expense by a corresponding increase to partner bonus expense and thus have no earnings impact.

Included in our press release we issued yesterday, was a reconciliation of our original 2004 forecast to our revised 2004 forecast. This reconciliation was provided in order to help our investors fully understand the changes we made to our previously issued forecast.

As you can see from that reconciliation we have not made any changes to any line items other than those affected by this accounting change. Exclusive of the $11.5 million pretax charge we should take in the first quarter, our EPS estimate for 2004 has been adjusted from $1.36 to $1.27; a 31% increase over the restated prior year earnings per share.

In closing we would add that we have always provided ourselves on providing a high level of disclosure and transparency to our investors. So that our investors can feel confident that they have a clear understanding of the underlying components of our business. While the modification to our accounting methodology has resulted in a change to our previously issued financial statements, and will result in a change to our future financial statements, it has not changed the fundamentals of our business, nor has it changed the cash flows of our business. As we have stated many times before, our partnership structure was not born from accounting literature but rather from years of operational experience.

We believe that our partnership structure has been key to our success today. We will continue to utilize our partnership philosophy as we push forward with the development of our two concepts. That concludes our formal remarks and at this time we will open up the call for questions.

Operator

[Caller Instructions].One movement for the first question. Our first question comes from Brian Elliot. Please state your company name.

Brian Elliot - Raymond James - Analyst

Good morning. Raymond James. I just want to make sure I have the correct understanding of status quo ante on the minority interest income statement accounting. And that is that in the past under the old accounting methodology your minority interest expense was essentially the cash-flow that was paid out to the operating partners as per their agreement to share in the cash flows of the businesses that they operated and there was some minor differences in the cash-flow statement relating, I believe, to there may be a few people who were not yet above break even or whatever but essentially give or take a few hundred grand, minority interest on the income statement was actually cash outflow to minority partners and outside of their stated salary which was in labor expense, those were the two cash-flow items to operating partners. Is that an accurate description?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct, Brian, and that has not changed. The cash distributions to our partners today is the same as it always has been. It’s simply that a portion of that minority interest expense has now been reclassified and called partner bonus expense.

Brian Elliot - Raymond James - Analyst

And that partner bonus expense is a component of the nonsalary, cash-flow to the operating partners, and the balance of the cash flow to the nonsalary or nonbonus operating partners, the balance of that cash flow will still be reflected in minority interest.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct, Brian, because again we are still utilizing partnership accounting which would require us to record that in minority interest expense.

Brian Elliot - Raymond James - Analyst

Also could you explain the logic and maybe you can’t, but if you have to prebook the imputed difference between fair value and the investment by the operating partner at the time the store opens, what is the logic of when that by out actually occurs five years hence and is different from the original estimate, why is that not a one time, or why is that then amortized? It seems like a different treatment. The up front treatment at the outset is different from the closing treatment at the closing of the contract. Am I understanding that part of it correctly?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

The by in that we will now been expensing at the time we open a store effectively is not earned over any period of time. Therefore, we are required to expense that up front. That is a reflection, again, of what a passive equity investor would pay at the time that a restaurant is opened.

Brian Elliot - Raymond James - Analyst

Understood. But then when you actually by out that partner at the end of the contract, did I understand the language correctly that any increase over that estimate at the five-year previous estimate which you’ve said is about, you think will be 275 per bistro. If it ends up being more than that 275 at the time of the repurchase, that differential will be put on as goodwill and amortized over 15 years.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct, because, again, we are utilizing partnership accounting which would require us then at the end of that five years if we do by out that partner for an amount in excess of that original by in value, we would use purchase accounting which would rise us to record that as an intangible, any excess at that time.

Brian Elliot - Raymond James - Analyst

All right.Last question to follow up on that issue. So at the, let’s say we just open a store and nothing else happens. We open a bistro and let’s just use rounds numbers, $1 million cash investment, you put up $950, partner puts up $50, you immediately write down your $950 by this $275. Will the balance sheet look like $950 minus $275 on the asset side, and $50 plus $275 on the liability side? Or doesn’t that $275 flow through the income statement until your assets will be significant understated relative to the capital investment clause to build a restaurant?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Brian, lets see, first of all our cash investment does not change from the company’s standpoint, meaning our cash investment of what it costs to build our restaurant.

Brian Elliot - Raymond James - Analyst

Minus the cash inflow from the partner.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s recorded actually as minority interest.

Brian Elliot - Raymond James - Analyst

I guess I’m referring to the net, yes, understood.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

So the $275,000 per store per bistro that we are estimating will actual be a, do you want us to go back to debits and credits, a debit to our income statement, we will expense that, the credit will go to minority interest liability on the balance sheet.

I know that’s a little confusing but that’s where it all ends up at the end of the day.

Brian Elliot - Raymond James - Analyst

So if we just opened a store and did nothing else and took the right off we’d have the full cost on the asset side of the balance sheet, and the minority interest cash plus this right off charge on the liability side as a contra-asset called minority interest?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct, Brian.

Brian Elliot - Raymond James - Analyst

But we are also going to run that 275K through the income statement so we are going to have a minus $275 down in equity as a loss the day before we open the restaurant, correct.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct.

Brian Elliot - Raymond James - Analyst

Okay.Thank you.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Certainly.

Operator

Our next question is from Cora Lee Whitter. Please state your company name.

Brandon Geiser Analyst

It’s actually Brandon Geiser just filling in Cora Lee.

Brian Elliot - Raymond James - Analyst

Good morning Kristina, just a quick question. You highlighted a couple of times on the DCF to compute the fair value for both Pei Wei and PF Chang. I’m just wondering if you could let us into some of the details of that DCF and, you know, should we expect similar numbers going forward into ‘05?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

There’s a whole lot of assumptions and estimates that goes into that model. And so we really aren’t prepared or, to go through all the various components of what makes it up. Because, as you might imagine like I said we have to estimate future performance of the store, apply certain discount rates based on risks and uncertainties. So it’s somewhat complex. So it would take us a long time to actually go through all those assumptions.So we wouldn’t want to take up everyone’s time to do so.

Brian Elliot - Raymond James - Analyst

Okay. Thank you.

Operator

The next question is from Michael Novack. Please state your company name.

Michael Novack - Frontier Capital - Analyst

Frontier Capital. Kristina, just to follow up on Brian’s question. Because you’re expensing that $275,000 right away in the income statement, it’s actually a more conservative manner perhaps, understates current earnings because you’re expensing it day one that the restaurant opens?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

We are expensing it up front because we are required to, first of all. But basically what we are, what it ends up is that the way we are accounting for it now as opposed to how we had, the excess that if we do by a partner out at the end of five years, the excess of that purchase price above their capital account balance is actually less than it might have been previously because our partners capital account balance is now higher because it includes not only their cash contribution but the $275,000 that the company is expensing for the difference, if that helps.

Michael Novack - Frontier Capital - Analyst

Okay. So then when you look at this in total, the change in how you’re accounting for everything, in your mind how is it more or less accurate and more or less, more aggressive or more conservative.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, that’s a tough one, all I can tell you Mike, is that, again, we are continuing to use partnership accounting, it’s simply that again on a go forward basis the most significant difference being the by in value of our partners.

Michael Novack - Frontier Capital - Analyst

Okay. Would you say that new accounting is more or less reflective of the cash flows of the business.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, the cash flows of the business haven’t changed in either of the scenarios.

Michael Novack - Frontier Capital - Analyst

Okay. The $11.5 million charge is non-cash.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct.

Michael Novack - Frontier Capital - Analyst

Thank you.

Operator

Our next questions from Ashley Read, please state your company name.

Ashley Read - Bear Stearns - Analyst

Hi, Bear Stearns. Frequently after the five-year term is up you may not by out your partner.Sometimes he doesn’t want to be bought out and you’re happy with him. You will go back, maybe to reevaluate the partnership agreement, maybe change something to give yourself another option to by him out later, how would that affect both on the income statement and balance sheet, you know, essentially the impact to earnings of the partnership program?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, first of all, Ashley, you’re right. We don’t always by back our partners at the end of five years. We do not, just to clarify, we don’t make a change or we do not then enter into another agreement with our partners which specifies another date at which we can by them out. So at that point we actually don’t have the right to require our partners to sell their interests to them, or back to us.

We do have a right of first refusal if they choose to go out and try and sell that investment to someone else. We do have that option. So in that, in the sense I think what you’re asking is, there really hasn’t been any change in regards to various options that we have at the end of the five-year term with our partners.

Ashley Read - Bear Stearns - Analyst

So there won’t be any change to basically the account, that $275,000 that you took in the beginning even though you are not going to buy them out so he’s not going to realize that from you, there won’t be any change to that after five years?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s correct. If you’re thinking that that would then become a credit or something, no, it’s past and, again, at any point in the future whatever time period we may by a partner back, whether that be a five-year, six-year, seven-year whenever that happens we will value their interest that at that time and then if there is any excess of that purchase price over that $275,000 that we took in year one, that then would be recorded as intangibles at whatever date that may happen.

Ashley Read - Bear Stearns - Analyst

Okay. Thanks.One more question. When you open your restaurant, sometimes you might not have a chef partner, you might not have an operating partner, can you break down the $275,000 per bistro, $60 Pei Wei in terms of percentage interest in the business so we can get a sense of what a restaurant may cost for you if you don’t have the chef partner when you open it?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, typically we do have all of our partners, it’s certainly our preference to have a marketing partner, an operating partner, and [inaudible] partner in all of our new restaurants, and that’s the normal for us. I don’t have the breakdown.That $275,000 does represent obviously the collective interest of all three of those levels of partners. I’d have to get back with you.

My guess is its about $75,000 would be each partner, the market partner contribution, I’m sorry, that would represent the cash contribution from our market partners, our operating partners and our chef partners, that’s $75,000. So, again, the $275,000 we are talking about is the excess of that entire cash contribution from all three of our levels of partners.

Ashley Read - Bear Stearns - Analyst

Okay.Thank you.

Operator

Our next question is from Mark Sheridan. Please state your company name.

Mark Sheridan - Jonathan Rice - Analyst

Jonathan Rice.

Kristina, I think I understand the form of accounting you’re talking about so to tackle a substantive question. Is this basically the SEC looking at you and saying that the returns to your partners are too good, therefore, we want more compensation?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

No, what it represents is a result, again, of our discussions is that they believe that the universe that we should be looking when with look at what it comes to what the initial by in, is not just necessarily our pool of candidates, meaning the restaurant operators, but what a passive equity investor might pay.

Mark Sheridan - Jonathan Rice - Analyst

Okay. I think I understand but it seems like an attempt for them to try, for there to try to be a legislation of what returns ought to be. Anyway, thank you very much.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Sure.

Operator

Our next question comes, is from Janice Meyer. Please state your company name.

Janice Meyer - First Boston - Analyst

Hi, it’s Janice Myers with First Boston. How are you. A couple of questions. One, I know you didn’t want to get the DCF assumptions, are you looking at this using a DCF store by store or are you doing it sort of in a group of all the stores you are going to open this year or whatever, and can you at least give the discount rate and maybe your operating profit growth assumptions that you used for this? That’s number one.

Number two, since you typically calculate your returns on a preminority interest basis, can you just give me what your new return would look like as Pei Wei and the bistro now with this new accounting. And thirdly and I apologize if this is in the release, I don’t have it, can you go over the amendment and the one time charge and is that going to affect the future earnings adjustments or just historic?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Janice, I think I wrote all those questions down but forgive me in I don’t answer all of them.

Janice Meyer - First Boston - Analyst

I don’t think I remember them so I hope you wrote them down.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

First of all, I think your first question was do we calculate the value on a per store basis.Yes, we do, but now for the most part we have some basic assumptions that we have for most of the stores that we are opening, let’s say, in 2004. So most of those assumptions are pretty similar store to store. Occasionally there are outliers and we will adjust for those outliers.You asked if we could give specific discount rates and we are really not prepared to do that at this time. Again, it varies depending on store, various years that stores have opened and all sorts of other factors and assumptions.

Janice Meyer - First Boston - Analyst

Is that not one of the basic assumptions, the discount rate?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

It’s one of them but this is over time and it can vary store to store and year to year. So there’s a lot of assumptions and different analysis that goes into that so we are not prepared to go through that story by store year by year at this time. You asked about returns.

Janice Meyer - First Boston - Analyst

Right.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

A return on invested capital, other than the fact that we will have that reclassification of a portion of the minority interest expense up to partner bonus expense, this will slightly modify our unit level restaurant operating profit, that is the only changes there would be to our unit level return on investment capital economics.

Janice Meyer - First Boston - Analyst

Right. And so can you give me what the old and what the new is?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

I don’t think those in front of me, Janice, we will, though, however as we stated in the release, we no longer will be providing all that in our 10(K) because of some of the changes recently from the SEC pronouncement on not being able to provide nonGAAP measures. However, we will provide that on our web site. It’s not up yet. It will be in the near future and that way you’ll then I think be able to see clearly the differences between the calculations we have provided previously and our new ones. Which, again, won’t be significant, the only thing being the reclassification to partnership bonus expense.

Janice Meyer - First Boston - Analyst

And the amendments?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

And your question there again, was what?

Janice Meyer - First Boston - Analyst

If you could just explain that to me, the charge and does it impact any future earnings adjustments from this change?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

No, it does not, other than the charge we will take in the first quarter in 2004 when we make the change, that will be the only thing in 2004 and then there should not be any future changes relating to that amendment.

Janice Meyer - First Boston - Analyst

Okay.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

I’m sorry, no more future financial statement impact relate to go that change.

Janice Meyer - First Boston - Analyst

Okay. Great. Thank you.

Operator

Our next question is from Mark Kelinowski. Please state your firm name.

Mark Kelinowski - Smith Barney - Analyst

Hello, Mark Kelinowski from Smith Barney.Two things I wanted to ask about, the first is just in contrast to Outbacks discussions with the SEC which were rapid up, I believe within 72 hours, it looks like PF Chang’s discussion with the SEC two approximately five months to complete. What caused the significant amount of time in between the day the issue was raised and you contacted the SEC and the resolution?

And the seconds thing I want to ask about was, apparently as I understand it you are still using partnership accounting, you’re just using a modified version of it. I’m concerned that the SEC six, 12 months down the road could wake up on the wrong side of the bed and come back to you and say, we are not even going to let you use partnership accounting any more. Did you get any firm assurances from the SEC that that will not be the case down the road?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, Mark, first of all I think your second question somewhat relates to your first in that part of the reason we took as long as we did in our discussions with the SEC is we wanted to make sure that they fully understood the structure of our partnership program and we fully understood their position on our partnership structure. And so I think at this point I would, can’t speak on behalf of the SEC but I think we feel pretty comfortable that they understand all the components of our structure as it exists today and that the conclusions that we have reached we don’t expect to see any changes to that. But, again, that’s parts of why I think there was such a time is that we again wanted to make sure that both sides fully understood all the components of our structure to make sure it was given the appropriate amount of attention to come to an appropriate conclusion.

Mark Kelinowski - Smith Barney - Analyst

Were there any particular points of disagreement during the process? Not that, to get into the details but just curious what the main issues of discussion were?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Main issues were really the changes that we’ve made as we talked about earlier, the three changes, the reclassification of minority interest, the by in value and then again, thirdly, the technical component of our agreements that have the option to buy out a capital account balance.Those were really the think the three items that were talked about most and obviously we resolved those issues and came to an agreement and we will now move forward with that.

Mark Kelinowski - Smith Barney - Analyst

Okay. thank you very much.

Operator

Our next question is from Brian Elliot. Please state your company name.

Brian Elliot - Raymond James - Analyst

Raymond James. Point of clarification, also, on the buy out five years hence. We make an estimate of approximately $275 for the difference between a partners investment, cumulatively partners plural possessive investment and the estimated fair value and, which equates to a current estimate of actual purchase price five years hence, if things, operations meet assumptions, correct?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

No, actually Brian, the $275,000 per bistro restaurant actually represents using a discounted cash-flow model of what a passive equity investor might pay today.

Brian Elliot - Raymond James - Analyst

Okay.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

For that interest.

Brian Elliot - Raymond James - Analyst

So it does not directly correlate with using the same set of operating assumptions for the business, it doesn’t necessarily equate to the nominal excess over the partners cumulative investment if the store meets plan and the buy out occurs five years hence, that is not the equivalent to $275 necessarily, right?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Well, the $275 again has some assumptions of what that story may perform in the future but again, there is no guarantee that that will happen.Therefore, because of the, certain discounts and such have been applied as surrounding the uncertainty of what that store will actually do over the next five years.

Brian Elliot - Raymond James - Analyst

Okay. Understood. Now given the presence of those discounts, would it be correct to infer that if a store met the plan, implied by or imbedded in the process plus the discount that creates that $275 up front charge that the actual purchase price would exceed that $275, because by meeting plans, we would kind of effectively elimination that risk discount that was imbedded in the $275 at the outset.

Bert Vivian - P.F. Chang’s China Bistro - President

Brian, this is Burt.That’s exactly correct. If we walked down the road five or six years from now and if everything turned out exactly as planned, then you are correct, there will be the amount of the buy out at that point in time if we choose to buy them out, would be greater than the imputed fair value that we assumed at the beginning of the restaurant.

Brian Elliot - Raymond James - Analyst

And again under that scenario we then have that additional gain gets put on as goodwill and is amortized over a 15-year period?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Right, and it’s actually shows up as an intangible asset on our balance sheet, and you are correct we would then amortize that over generally 15 years.

Brian Elliot - Raymond James - Analyst

And the alternative, if we end up buying below the estimated discounted fair value at this time of the inception of the contract, that rather than be a balance sheet event, that differential would be run through the income statement at the time as a a contra expense against the other contracts that are being, whatever that line item is on the income statement, that gets written off on the income statement as a loss at the time whereas a purchase above that estimate would be put on the balance sheet and amortized over time. So they are kind of treated differently, is that correct?

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

That’s right.It’s the purchase price at whatever point that purchase occurs is less than that imputed fair value that to $75,000 per bistro, then you’re correct, we would take that then as a credit, basically, or a reduction against what we originally recorded as the by in; that’s right.

Brian Elliot - Raymond James - Analyst

This definitely makes it much easier to follow the money. Thank you.

Operator

As a reminder for any questions or comments at this time, please press star and one. However at this time I am showing no further questions.

Kristina Cashman - P.F. Chang’s China Bistro Incorporated - Chief Financial Officer and Secretary

Thank you everyone. See you at the next quarter call. Thank you.